                          WITHDRAWAL CHARGE ENDORSEMENT

PART 9, WITHDRAWAL PROVISIONS, PARTIAL WITHDRAWAL and WITHDRAWAL CHARGE, of all contracts beginning with form numbers VEN10 and VISION.001 to which this endorsement is attached are amended as follows:

PARTIAL WITHDRAWAL                       The second paragraph is deleted.

WITHDRAWAL CHARGE                        This section is replaced in its
                                         entirety, as follows:

                                         If a withdrawal is made from the
                                         Contract before the Maturity Date, no
                                         withdrawal charge will be assessed
                                         against Payments.

Endorsed on the Date of Issue of this Contract.

NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

/s/  RICHARD HIRTLE

Vice-President